Exhibit 8.2

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

goodwinlaw.com
+1 617 570 1000

September 10, 2021

Retail Properties of America, Inc.

2021 Spring Road, Suite 200

Oak Brook, Illinois 60523

Ladies and Gentlemen:

This opinion letter is delivered to you in connection with the prospectus included as part of the registration statement on Form S-4 filed with the Securities and Exchange Commission (as amended or supplemented through the date hereof, the “Registration Statement”) in respect of the proposed merger (the “Merger”) of Retail Properties of America, Inc., a Maryland corporation (the “Company”), with and into KRG Oak, LLC, a Maryland limited liability company (“Merger Sub”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 18, 2021, by and among Kite Realty Group Trust, a Maryland corporation (“Parent”), Merger Sub and the Company. The opinion herein relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

For purposes of the opinion set forth below, we have reviewed and relied upon, without independent investigation thereof, the Merger Agreement and the Registration Statement. In rendering our opinion we also have relied upon certain statements, representations, warranties and covenants made by the Company and Parent in the Merger Agreement and in representation letters as of the date hereof and provided to us on the date hereof in connection with our preparation of this opinion, which statements, representations, warranties and covenants we have neither independently investigated nor verified. We have assumed that such statements, representations and warranties are, and always have been, true, correct and complete, that such statements, representations and warranties will be true, correct and complete as of the Merger Effective Time, that no actions that are inconsistent with such statements, representations, warranties and covenants will be taken, that all representations, statements and warranties qualified as to knowledge or belief or otherwise are and will be true, correct and complete as if made without such qualification, and with regard to any such representation or statement regarding a person’s plan or intention, the facts will be consistent with the relevant plan or intention. In addition, we have reviewed the form of opinion of counsel to be received by Parent from Hogan Lovells US LLP with respect to qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code and filed as an exhibit to the Registration Statement (the “Hogan Opinion”).

Retail Properties of America, Inc.

As of September 10, 2021

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, this opinion is based on the assumption that (i) the Merger will be consummated in accordance with the Merger Agreement, (ii) the Merger will qualify as a merger under the applicable laws of Maryland, (iii) each of the parties to the Merger Agreement will comply with all applicable reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, (iv) the Merger Agreement is valid and binding in accordance with its terms, (v) commencing with its taxable year ended December 31, 2003, the Company has qualified, and through its taxable year that ends with the Merger Effective Time, will continue to qualify, as a real estate investment trust under Subchapter M of the Code, (vi) commencing with its taxable year ended December 31, 2004, Parent has qualified, and through the taxable year which includes the Effective Time of the Merger, will continue to qualify, as a real estate investment trust under Subchapter M of the Code, and (vii) the Hogan Opinion is being delivered to Parent concurrently herewith in the form provided to us and has not been and will not be modified or withdrawn.

Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that the Merger, when effective, will constitute a reorganization within the meaning of Section 368(a) of the Code.

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We express no opinion herein other than the opinion expressly set forth above. No opinion is expressed as to the tax consequences of any transaction under foreign, state or local tax law or as to any transaction other than the Merger.

The opinion set forth in this letter is based on relevant current provisions of the Code, and the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), all as of the date hereof and all of which are subject to change (possibly with retroactive effect). Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes in applicable law after the date hereof that may affect our opinion.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions could adversely affect our opinion.

Retail Properties of America, Inc.

As of September 10, 2021

Our opinion is not binding on the IRS, and the IRS, or a court of law, may disagree with the opinion contained herein. No ruling has been or will be sought from the IRS by any party to the Merger Agreement as to the United States federal income tax consequences of any aspect of the Merger.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

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Retail Properties of America, Inc.

As of September 10, 2021

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP

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